Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-233059) pertaining to the 2016 Equity Incentive Plan;

(2)	Registration Statement (Form S-3ASR No. 333-231764);

(3)	Registration Statement (Form S-8 No. 333-228277) pertaining to the 2016 Equity Incentive Plan;

(4)	Registration Statement (Form S-3 No. 333-221526); and

(5)	Registration Statement (Form S-8 No. 333-218057) pertaining to the 2016 Equity Incentive Plan of our report dated May 18, 2020, with respect to the consolidated financial statements of Myovant Sciences Ltd. included in this Annual Report (Form 10-K) of Myovant Sciences Ltd. for the year ended March 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California
May 18, 2020